Filed pursuant to Rule 424(b)(5)

Registration No. 333-162998

This prospectus supplement, together with the base shelf prospectus to which it relates, as amended or supplemented, and each document deemed to be incorporated by reference into the base shelf prospectus, as amended or supplemented, constitutes a public offering of these securities only in the jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about the securities it is an offence to claim otherwise.

Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of our Chief Financial Officer at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8, (905) 361-3600, and are also available electronically at www.sedar.com.

PROSPECTUS SUPPLEMENT No. 1 dated January 11, 2010

(To Base Shelf Prospectus dated December 31, 2009)

New Issue

HYDROGENICS CORPORATION

12,500,000 Units

US$0.40 per Unit

We are offering up to 12,500,000 units of the Company (the “units”) at a price of US$0.40 per unit. Each unit consists of (i) one common share in the capital of the Company (a “common share”), (ii) 0.47871088 of one series A common share purchaser warrant expiring on the date which is five years from the date of its issue (a “series A purchaser warrant”) and (iii) 0.52128912 of one series B common share purchaser warrant expiring on the date which is five years from the “initial exercise date” which is six months and one day from the date of its issue (a “series B purchaser warrant” and together with the series A purchaser warrants, the “purchaser warrants”). Each purchaser warrant will entitle you to purchase one common share for US$0.52. All of the units are being offered for sale outside of Canada. Our common shares are quoted on the NASDAQ Global Market (“NASDAQ”) under the symbol “HYGS” and are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbols “HYG”. On January 8, 2010, the last reported closing bid price of our common shares on NASDAQ was US$0.47 per share and on the TSX was C$0.47 per share.

The aggregate market value of our outstanding common shares held by non-affiliates is US$36,392,152 based on 92,549,666 common shares outstanding as of January 8, 2010, of which 76,776,692 shares are held by non-affiliates, at a per share price of US$0.474 based on the closing sale price of our common shares on NASDAQ on January 8, 2010. In addition, as of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

Our business and investing in our common shares and purchaser warrants involve risks. Please carefully consider the “Risk Factors” section beginning on page S-10 of this prospectus supplement as well as those described in (i) the accompanying prospectus, and (ii) the Annual Information Form of our original predecessor (“Old Hydrogenics”) dated March 24, 2009.

	Per Unit		Maximum Offering
Public offering price	US$	0.40	US$	5,000,000
Placement agent’s fee	US$	0.016	US$	200,000
Proceeds, before expenses, to us	US$	0.384	US$	4,800,000

We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately US$200,000. The placement agent is not required to sell any specific number or dollar amount of the units offered by this offering, but will use its reasonable best efforts to sell the units offered. The offering will end on or prior to January 14, 2010.

Chardan Capital Markets, LLC

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada (see “Certain Income Tax Considerations” on page S-17 herein). Such consequences for investors who are resident in, or citizens of, the United States may not be described fully in this prospectus supplement and the accompanying prospectus. You should consult your own tax adviser with respect to your own particular circumstances.

No underwriter, as defined under Canadian securities legislation, has been involved in the preparation of, or has performed any review of, the contents of this prospectus supplement or the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and/or the accompanying prospectus. Any representation to the contrary is a criminal offence.

ABOUT THIS PROSPECTUS SUPPLEMENT

The purpose of this prospectus supplement is to provide supplemental information regarding Hydrogenics Corporation in connection with the offering. You should read this prospectus supplement, along with the accompanying prospectus, carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are not offering the units in Canada. We are offering the units only in the jurisdictions where such offers are permitted and the units are not being offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we have filed with the SEC. Each time we sell our units under the accompanying prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including price, the number of units being offered and the plan of distribution. This prospectus supplement describes the specific details regarding this offering, including the price, number of units being offered, the risks of investing in our common shares and purchaser warrants and the placement arrangements. The accompanying prospectus provides general information, some of which, such as the section entitled “Plan of Distribution”, may not apply to this offering.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information about Hydrogenics Corporation to which we refer you in the section of this prospectus supplement entitled “Where You Can Find More Information”.

Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

In this prospectus supplement, unless the context otherwise requires, the terms “Hydrogenics”, “we”, “us”, “our” and the “Company” refer to Hydrogenics Corporation and its consolidated subsidiaries and, where the context requires, includes Old Hydrogenics and its consolidated subsidiaries prior to October 27, 2009.

In this prospectus supplement, unless stated otherwise, all references to “US$” are to the lawful currency of the United States and all references to “C$” are to the lawful currency of Canada.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of Canada. Most of our directors and officers, as well as certain of the experts named in this prospectus supplement, are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

PRESENTATION OF OUR FINANCIAL INFORMATION

Financial information in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differ from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements, see note 23 to our revised audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this prospectus supplement, and note 13 to our unaudited consolidated financial statements for the nine months ended September 30, 2009 incorporated by reference in this prospectus supplement.

EXCHANGE RATE DATA

The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the noon rate of exchange as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars:

	Year Ended December 31,
	2004	2005	2006	2007	2008	2009
Low	0.7159	0.7872	0.8528	0.8437	0.7711	0.9716
High	0.8493	0.8690	0.9099	1.0905	1.0289	0.7692
Period End	0.8308	0.8577	0.8581	1.0120	0.8166	0.9555
Average	0.7697	0.8259	0.8820	0.9348	0.9441	0.8757

On January 8, 2010, the noon buying rate was C$1.00 = US$1.0344.

FORWARD-LOOKING STATEMENTS

Certain statements included and incorporated by reference in this prospectus supplement constitute “forward-looking information”, within the meaning of applicable Canadian securities laws and “forward-looking statements” “within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking statements”). Forward-looking statements can be identified by the use of words, such as “plans”, “expects”, or “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These forward-looking statements relate to, among other things, our future results, levels of activity, performance, goals or achievements or other future events. These forward-looking statements are based on current expectations and various assumptions and analyses made by us in light of our experience and our perceptions of historical trends, current conditions and expected future developments and other factors that we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements.

These risks, uncertainties and factors include, but are not limited to: our inability to increase our revenues or raise additional funding to continue operations, execute our business plan, or to grow our business; inability to address a sustained or broad economic recession, and its impact on our business, results of operations and financial condition; our limited operating history; inability to implement our business strategy; fluctuations in our quarterly results; failure to maintain our customer base that generates the majority of our revenues; currency fluctuations; failure to maintain sufficient insurance coverage; changes in value of our identifiable intangible assets and goodwill; failure of a significant market to develop for our products; failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; failure to compete with other developers and manufacturers of products in our industry; failure to compete with developers and manufacturers of traditional and alternative technologies; failure to develop partnerships with original equipment manufacturers, governments, systems integrators and other third parties; inability to obtain sufficient materials and components for our products from suppliers; failure to manage expansion of our operations; failure to manage foreign sales and operations; failure to recruit, train and retain key management personnel; inability to integrate acquisitions; failure to develop adequate manufacturing processes and capabilities; failure to complete the development of commercially viable products; failure to produce cost-competitive products; failure or delay in field testing of our products; failure to produce products free of defects or errors; inability to adapt to technological advances or new codes and standards; failure to protect our intellectual property; our involvement in intellectual property litigation; exposure to product liability claims; failure to meet the listing requirements of NASDAQ; implementation of a share consolidation of our common shares; failure to meet rules regarding passive foreign investment companies; actions of our significant and principal shareholders; dilution as a result of significant issuances of our common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against us; volatility of our common share price; and dilution as a result of the exercise of options. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied in the forward-looking statements contained herein and as such, you are cautioned not to place undue reliance on these forward-looking statements. Many of these risks are beyond our control and current expectation and knowledge. Therefore, should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, our actual results and performance may vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering any statements herein containing forward-looking statements and to not place undue reliance on such statements and underlying assumptions. We are under no obligation (and expressly disclaim any such obligation) to update or alter statements containing forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a further discussion of these risks, uncertainties and factors.

THE COMPANY

This summary does not contain all the information about us that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be part of this prospectus supplement and the accompanying prospectus.

We were incorporated on June 10, 2009 under the Canada Business Corporations Act, under the name “7188501 Canada Inc.” We changed our name to “Hydrogenics Corporation—Corporation Hydrogenique” on October 27, 2009 in connection with a non-dilutive financing transaction involving Algonquin Power Income Fund (“APIF”), as described further below.

Old Hydrogenics was founded in 1988 under the name “Traduction Militech Translation Inc.” It subsequently changed its name to “Societe Hydrogenique Incorporée—Hydrogenics Corporation Incorporated”. From 1990 to August 1995, Societe Hydrogenique Incorporée—Hydrogenics Corporation Incorporated did not actively carry on business. In August 1995, it commenced our fuel cell technology development business, and in 2000, changed its name to Hydrogenics Corporation —Corporation Hydrogenique. Until October 27, 2009, we were a wholly-owned subsidiary of Old Hydrogenics.

On June 11, 2009, we, Old Hydrogenics, the board of trustees of APIF and APIF’s manager, Algonquin Power Management Inc., agreed upon the terms of a series of transactions (collectively, the “APIF Transaction”) and agreements, pursuant to which Old Hydrogenics agreed to transfer its entire business and operations to us, including all assets, liabilities, directors, management and employees, but excluding its tax attributes. Concurrently, the APIF Transaction would enable unitholders of APIF to continue to hold their interest in APIF as shareholders of Old Hydrogenics, to be renamed as “Algonquin Power & Utilities Corp.” (“APUC”), a publicly traded Canadian corporation. APUC would have the ability to make efficient use of our accumulated tax attributes in the continued execution of APIF’s business plans. Under the APIF Transaction, our shareholders would have their common shares in the capital of Old Hydrogenics redeemed for our common shares on a one-for-one basis. At the same time APIF unitholders would exchange their units for APUC common shares.

As a result of completion of the APIF Transaction on October 27, 2009, unitholders of APIF did not retain any interest in the business of Hydrogenics nor did shareholders of Hydrogenics retain any interest in the business of APIF. We have continued to carry on the hydrogen generation and fuel cell business as a public entity with all of the assets (including the intellectual property) of our predecessor prior to the APIF Transaction. Accordingly, for accounting purposes, we are considered to be a continuation of Old Hydrogenics and the financial statements of Old Hydrogenics for the periods prior to October 27, 2009 are considered to be our financial statements.

Our principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8. Our telephone number is (905) 361-3600.

RECENT DEVELOPMENTS

There have been no material developments in our business since September 30, 2009, the date of the unaudited comparative interim consolidated financial statements of Old Hydrogenics for the nine month period ended September 30, 2009, which have not been disclosed in the prospectus or in the documents incorporated by reference therein, or elsewhere in this prospectus supplement or in the documents incorporated by reference herein.

On January 4, 2010, we announced that we have entered into an agreement with Rosetti Marino S.p.A., to jointly design, develop and commercialize utility-scale hydrogen power plants for peak shaving and energy management. The plants will incorporate our electrolyzer and fuel cell systems for turnkey applications that produce hydrogen for energy storage and electricity generation. Rosetti Marino will provide expertise in large-scale gas compression, storage, and facility design.

On January 8, 2010, we announced the award of a development contract with the Canadian Space Agency for the development of a next generation power system to be used for surface mobility applications on the moon. The scope of the contract includes an electrolyzer that produces both hydrogen and oxygen using solar power and a fuel cell system to be used for mobility, auxiliary, and life support systems. Pursuant to this contract we have partnered with MacDonald, Dettwiler and Associates Ltd., Routes AstroEngineering and the University of Waterloo.

THE OFFERING

Units we are offering	12,500,000 units. Each unit will consist of (i) one common share, (ii) 0.47871088 of one series A purchaser warrant and (iii) 0.52128912 of one series B purchaser warrant.

Price per unit	US$0.40

Common shares to be outstanding after this offering	105,049,666 common shares (without giving effect to the exercise of purchaser warrants).

Series A purchaser warrants to be outstanding after this offering	5,983,886 series A purchaser warrants will be issued and each whole warrant will entitle the holder to purchase one common share for US$0.52 per common share.

Series B purchaser warrants to be outstanding after this offering	6,516,114 series B purchaser warrants will be issued and each whole warrant will entitle the holder to purchase one common share for US$0.52 per common share.

Use of proceeds	We intend to use the net proceeds from this offering for general working capital purposes. See “Use of Proceeds”.

NASDAQ symbol	HYGS

TSX symbol	HYG

Risk factors	An investment in our units offered hereby involves certain risks which should be carefully considered by prospective investors before investing in our units. See “Risk Factors”.

The number of common shares to be outstanding immediately after the completion of the offering is based on 92,549,666 common shares outstanding on January 8, 2010.

RISK FACTORS

Investing in our units involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement, including information incorporated, or deemed to be incorporated, by reference herein, including our consolidated financial statements and related notes, and in the accompanying prospectus.

If we fail to maintain the requirements for continued listing on the NASDAQ, our common shares could be delisted from trading on NASDAQ, which would materially adversely affect the liquidity of our common shares, the price of our common shares, and our ability to raise additional capital.

Failure to meet the applicable continued listing requirements of NASDAQ could result in our common shares being delisted from NASDAQ. In the past we have been unable to meet the continued listing requirements of NASDAQ and may not be able to meet the requirements in the future.

On September 15, 2009, we received formal notification from NASDAQ informing us that we failed to maintain a minimum closing bid price on NASDAQ of at least US$1.00 per share for our common shares for 30 consecutive business days, as we are required to do under NASDAQ Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). We were given 180 days from September 15, 2009 to regain compliance by having the bid price of our common shares close at US$1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period.

We have received prior notices of non-compliance with the Minimum Bid Price Rule on May 10, 2007 and February 19, 2008. On both prior occasions, we were given 180 days to regain compliance by having the bid price of our common shares close at US$1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While we regained compliance on both occasions, we can give no assurances that we will be able to comply, or maintain future compliance, with the Minimum Bid Price Rule or all of the continued listing requirements of NASDAQ.

As at the date hereof, we are not in compliance with the Minimum Bid Price Rule. While we may explore various actions to meet the Minimum Bid Price Rule, including implementing a share consolidation, there is no guarantee that any such action will be successful in bringing us into, or maintaining, compliance.

If we fail to satisfy NASDAQ’s continued listing requirements, our common shares could be delisted from NASDAQ, in which case we may move to the Nasdaq Capital Market, which generally has lower financial requirements for initial listing or, if we fail to meet its listing requirements, the over-the-counter bulletin board. However, there can be no assurance that our common shares will be eligible for trading on any such alternative exchanges or markets in the United States.

If we are delisted from NASDAQ, it would materially reduce the liquidity of our common shares, lower the price of our common shares, and impair our ability to raise financing.

In order to comply with NASDAQ’s Minimum Bid Price Rule we may implement a share consolidation, which could adversely affect our common share price and its liquidity.

We may implement a share consolidation in order to comply with NASDAQ’s Minimum Bid Price Rule. In light of the Company’s past non-compliance with the Minimum Bid Price Rule, our shareholders approved a special resolution at our annual and special meeting of shareholders held on May 13, 2009, that gave authority to our Board of Directors, in its sole discretion, to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares at any time prior to March 24, 2010, and to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation share for every 10 pre-consolidation shares, and no larger than one post-consolidation share for every 25 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of shares.

The exact number of shares of the Company to be consolidated, if at all, would be determined by our Board of Directors before the share consolidation would be effective, and the Company will issue a news release announcing the ratio as determined by our Board of Directors.

Notwithstanding the approval of the share consolidation by our shareholders, our Board of Directors may, in its sole discretion, abandon the share consolidation without further approval or action by or prior notice to shareholders. The TSX has conditionally approved the share consolidation and implementation of the share consolidation is subject to the Company fulfilling all requirements of the TSX.

Our shareholders approved a similar special resolution at the Company’s annual and special meeting of shareholders on May 6, 2008, which authorized our Board of Directors, in its sole discretion, to implement a share consolidation at any time prior to March 10, 2009 based on a consolidation ratio no smaller than one post-consolidation share for every five pre-consolidation shares, and no larger than one post-consolidation share for every 10 pre-consolidation shares, but otherwise subject to the same conditions described above. Although our Board of Directors did not believe it to be in the best interests of the Company to implement a share consolidation during that time, as in the past, our Board of Directors has considered the potential adverse effects to the Company of a delisting from NASDAQ, and has determined that the flexibility afforded by a share consolidation could allow the Company to comply with NASDAQ’s Minimum Bid Price Rule.

While such share consolidation could bring us back into compliance with the listing requirements of NASDAQ, there can be no assurance that any increase in the market price of our common shares resulting from a share consolidation, if implemented, would be sustainable. There are numerous factors and contingencies that would affect such price, including the market conditions for our common shares at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common shares after a share consolidation may be lower than the total market capitalization before such share consolidation and, in the future, the market price of our common shares might not exceed or remain higher than the market price prior to such share consolidation. There can be no assurance that a share consolidation would result in a per share market price that attracts institutional investors or investment funds, or that such price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common shares might not improve as a result of a share consolidation. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of our common shares that would be outstanding after the share consolidation.

If at any time we are treated as a passive foreign investment company for U.S. federal income tax purposes, there may be adverse U.S. tax consequences for investors in the United States.

Potential investors that are U.S. Holders (as defined in “Certain Income Tax Considerations—United States Federal Income Taxation”) should be aware that we believe we were not a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes for the taxable year ended December 31, 2008 or for the prior taxable year. Further, we do not expect to be a PFIC for the taxable year ended December 31, 2009 or for subsequent taxable years.  If we are a PFIC, any gain recognized on the sale of the common shares or purchaser warrants and any “excess distributions” (as specifically defined) made with respect to our common shares must be ratably allocated to each day in a U.S. Holder’s holding period for the common shares or purchaser warrants. The amount of any such gain or excess distribution allocated to prior years of such U.S. Holder’s holding period for the common shares or purchaser warrants generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

The determination of whether we will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether we will be a PFIC for any taxable year generally depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus supplement. Accordingly, there can be no assurance that the U.S. Internal Revenue Service will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year.

See “Certain Income Tax Considerations—United States Federal Income Taxation” for more information on tax considerations related to our PFIC status, including the ability of U.S. Holders to make certain elections that may mitigate the adverse consequences if we were to be treated as a PFIC. Potential investors that are U.S. Holders should be aware that a “qualified electing fund” election (as specifically defined) would not be available because we do not intend to provide the information necessary to allow U.S. Holders to make such election.

A limited number of shareholders collectively own a significant portion of our common shares and may act, or prevent corporate actions, to the detriment of other shareholders.

A limited number of shareholders, including our founders and General Motors Holdings LLC (“General Motors”), currently own a significant portion of our outstanding common shares. General Motors currently owns approximately 12.3% of our outstanding common shares. Accordingly, these shareholders may exercise significant influence over all matters requiring shareholder approval, including the election of a majority of our directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our shareholders.

In addition to General Motors’ current ownership of our common shares, pursuant to our strategic alliance with General Motors, for so long as General Motors holds at least 10% of our outstanding shares, if any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors. Moreover, if we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds, subject to certain limited exceptions. We have also agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting. As a principal shareholder and party to the strategic alliance and representative on our Board, General Motors has the ability to influence our corporate actions and in a manner that may be adverse to your interests.

Future sales of common shares by our principal shareholders could cause our share price to fall and reduce the value of a shareholder’s investment.

If our principal shareholders, including our founders, sell substantial amounts of their common shares in the public market, the market price of our common shares could fall and the value of a shareholder’s investment could be reduced. The perception among investors that these sales may occur could have a similar effect. Share price declines may be exaggerated if the low trading volume that our common shares have experienced to date continues. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.

Our articles of incorporation authorize us to issue an unlimited number of common and preferred shares, and significant issuances of common or preferred shares could dilute the share ownership of our shareholders, deter or delay a takeover of us that our shareholders may consider beneficial or depress the trading price of our common shares.

Our articles of incorporation permit us to issue an unlimited number of common and preferred shares. If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares. Such future issuances could be at prices less than our shareholders paid for their common shares. If we were to issue a significant number of common or preferred shares, these issuances could also deter or delay an attempted acquisition of us that a shareholder may consider beneficial, particularly in the event that we issue preferred shares with special voting or dividend rights. While NASDAQ and TSX rules may require us to obtain shareholder approval for significant issuances, we would not be subject to these requirements if we ceased, voluntarily or otherwise, to be listed on NASDAQ and the TSX. Significant issuances of our common or preferred shares, or the perception that such issuances may occur, could cause the trading price of our common shares to drop.

U.S. investors may not be able to enforce U.S. civil liability judgments against us or our directors and officers.

We are organized under the laws of Canada. A majority of our directors and officers are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside of the United States. As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, claims against us or such persons predicated upon the U.S. federal securities laws.

Our share price is volatile and we may continue to experience significant share price and volume fluctuations.

Since our common shares were initially offered to the public in November 2000, the stock markets, particularly in the technology and alternative energy sectors, and our share price have experienced significant price and volume fluctuations. Our common shares may continue to experience volatility for reasons unrelated to our own operating performance, including:

•                                          performance of other companies in the fuel cell or alternative energy business;

•                                          news announcements, securities analysts’ reports and recommendations and other developments with respect to our industry or our competitors; or

•                                          changes in general economic conditions.

As at January 8, 2010 there were 6,087,583 options to purchase our common shares. If these securities are exercised, our shareholders will incur substantial dilution.

A significant element in our plan to attract and retain qualified personnel is the issuance to such persons of options to purchase our common shares. As at January 8, 2010, we have issued and outstanding 6,087,583 options to purchase our common shares at an average price of C$2.60 per common share. Accordingly, to the extent that we are required to issue significant numbers of options to our employees, and such options are exercised, you could experience significant dilution.

DESCRIPTION OF UNITS

Common Shares

Dividend Rights

Holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares, to receive dividends as and when declared by our Board of Directors.

Voting Rights

Holders of common shares are entitled to receive notice of and to attend all meetings of our shareholders and to vote at such meetings, except meetings at which only holders of a specific series of shares are entitled to vote. Each common share carries one vote on all matter to be voted on by our shareholders.

Preemptive, Subscription, Redemption and Conversion Rights

Common shares do not carry pre-emptive rights or rights of conversion into any other securities. However, we have granted General Motors a pre-emptive right whereby so long as General Motors holds at least 10% of our outstanding common shares, in the event that any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their common shares to any person, or (ii) any of their common shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the common shares to General Motors. In addition, in the event that we issue additional equity securities or securities convertible into equity securities for cash consideration, General Motors has been granted the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds. General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of common shares in connection with acquisitions.

Liquidation Rights

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares, to share ratably in all of our assets remaining after payment of all liabilities.

Purchaser Warrants

Series A Purchaser Warrants

Warrant certificates in respect of series A purchaser warrants to be issued in favor of purchasers of units in this offering will provide that each whole series A purchaser warrant represents the right, during the term of the warrant, to purchase one common share at a price of US$0.52. Up to 5,983,886 common shares in aggregate are issuable upon due exercise of the series A purchaser warrants. The series A purchaser warrants may be exercised at any time on or after its date of issue. Any series A purchaser warrant which remains unexercised on the fifth year anniversary of its date of issue will terminate and be of no further force or effect.

Series B Purchaser Warrants

Warrant certificates in respect of series B purchaser warrants to be issued in favor of purchasers of units in this offering will provide that each whole series B purchaser warrant represents the right, during the term of the warrant, to purchase one common share at a price of US$0.52. Up to 6,516,114 common shares in aggregate are issuable upon due exercise of the series B purchaser warrants. The series B purchaser warrants may be exercised at any time after the six month and one day anniversary of its date of issue. Any series B purchaser warrant which remains unexercised on the fifth year anniversary of the date it first became exercisable will terminate and be of no further force or effect.

Until shareholder approval is obtained at out next annual meeting of shareholders, no adjustment to the exercise price of a series B purchaser warrant shall cause the exercise price to be less than $0.48 (as adjusted for any dividend, share split, share combination, reclassification or similar transaction).

General

The purchaser warrants will be issued pursuant to a warrant agreement to be entered into with BNY Mellon Shareowner Services in New York, New York or such other warrant agent determined by us. The purchaser warrants may be exercised by delivery to us of written notice in the form specified in the warrant certificate. The aggregate exercise price must be delivered to us within one trading day following the exercise of the purchaser warrant. The holder of the purchaser warrant is not required to deliver the original warrant certificate to us in order to effect an exercise of the purchaser warrant. Upon receipt of a properly completed and duly executed notice of exercise, we will, within three business days, issue and deliver the common shares purchasable upon that exercise. If fewer than all of the purchaser warrants represented by a warrant certificate are exercised, a replacement warrant certificate will be issued and delivered for the remaining amount of purchaser warrants. The warrant certificate may be offered for sale, sold, transferred or assigned without our consent. However, if at the time of exercise there is no effective registration statement registering the sale to the holder of the common shares issuable upon exercise of the purchaser warrants to the holder, the holder may exercise the purchaser warrants by means of a “cashless exercise” or “net exercise”.

The purchaser warrants are not exercisable to the extent that the holder of the purchaser warrant or any of its affiliates would beneficially own in excess of 4.9% of the common shares. We may not waive this limitation without the consent of a majority of our shareholders.

The number of common shares issuable on exercise of the purchaser warrants and the exercise price are subject to revision upon the occurrence of any dividend, share split or share consolidation. Fractional common shares are not issued upon the exercise of purchaser warrants. If we issue or sell common shares for a consideration per share less than the exercise price of any purchaser warrants in effect immediately prior to such issue or sale, then, subject to certain exceptions, the exercise price of the applicable purchaser warrants shall be reduced to an amount equal to the consideration per share received as a result of the sale or issuance.

If we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of the shares of common stock (the “purchase rights”), the holder of the purchaser warrants is entitled to acquire such purchase rights which the holder could have acquired if the holder had held the number of common shares acquirable upon the complete exercise of the purchaser warrant. We may not enter into certain fundamental transactions, including a merger or sale of all or substantially all of our assets, unless the successor entity assumes in writing all of our obligations under the purchaser warrants.

If certain fundamental transactions occur (such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to our common shares or reclassification of our common shares), other than a merger or consolidation in which (i) we are the surviving entity, (ii) the common shares continue to be publicly traded on an eligible market (other than the TSX) following such merger of consolidation, and (iii) an amount of common shares which is less than 20% of our outstanding common shares immediately prior to such merger or consolidation are issued in connection with such merger or consolidation), at the holder’s request, we or the successor entity shall purchase the purchaser warrants from the holder for an amount equal to the value of the unexercised portion of the purchaser warrants that remain as of the time of such fundamental transaction based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P.

USE OF PROCEEDS

As of January 8, 2010, we had a cash balance of US$10.0 million. We estimate that the net proceeds to us from this offering will be approximately US$4.6 million, after deducting certain cash fees due to the placement agent and our estimated offering expenses, as described in “Plan of Distribution”. We intend to use any net proceeds from the sale of units offered by this prospectus supplement and the accompanying prospectus for general working capital purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2009, the date of our most recently filed financial statements, (a) before the offering and (b) after giving effect to the completion of the offering. Other than the proposed offering, there have been no other material changes to our capitalization since September 30, 2009. The information in this table should be read in conjunction with the unaudited comparative interim consolidated financial statements of Old Hydrogenics contained in the third quarter report to the shareholders of Old Hydrogenics as at and for the nine months ended September 30, 2009 and 2008 incorporated by reference into this prospectus supplement.

	As of September 30, 2009 (US$ in thousands)
	(Unaudited)	(Unaudited)
	Actual	As adjusted
Shareholders equity
Common shares	307,015	309,956
Series A purchaser warrants	—	779
Series B purchaser warrants	—	881
Contributed surplus	16,621	16,621
Deficit	(306,866)	(306,866)
Accumulated other comprehensive loss	(6,155)	(6,155)

Total capitalization	$10,615	$15,216

PLAN OF DISTRIBUTION

Offering

We are offering our units, each of which consists of (i) one common share, (ii) 0.47871088 of one series A common share purchaser warrant expiring on the date which is five years from the date of its issue and (iii) 0.52128912 of one series B common share purchaser warrant expiring on the date which is five years from the “initial exercise date” which is the six months and one day from the date of its issue. The units are being offered for sale only in the United States and not in Canada. Each whole purchaser warrant will entitle you to purchase one common share for US$0.52. We engaged Chardan Capital Markets, LLC, who we refer to as the placement agent, as our exclusive agent in connection with this offering. In connection with this offering, we will pay fees to the placement agent, who has worked solely on a “reasonable best efforts” basis to arrange for the sale of up to 12,500,000 units. The placement agent is not purchasing or selling any units by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of units.

The closing of the sale of units will take place on or about January 14, 2010. On the scheduled closing date, the following will occur:

•                                          we will receive funds in the amount of the aggregate purchase price;

•                                          we will pay the placement agent’s fee; and

•                                          the purchasers will receive the units that they purchased.

We will pay the placement agent an aggregate commission equal to 4% of the gross proceeds of the sale of units in the offering.

We have also agreed to pay the lead investor for the offering, its legal fees and expenses incurred in connection with the offering in an amount of US$35,000.

The following table sets forth the cash fee to be paid to the placement agent for this offering on a per unit basis and assuming all of the units offered hereby are sold at the closing.

	Per Unit		Maximum Total

Agent’s Fees	US$	0.016	US$	200,000

The form of securities purchase agreement with the purchasers and the forms of purchaser warrants will be included as exhibits to our report on Form 6-K that will be filed with the SEC and such documents will also be filed with applicable Canadian securities regulatory authorities in connection with this offering.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriter, Chardan Capital Markets, LLC would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares and warrants by Chardan Capital Markets, LLC. Under these rules and regulations, Chardan Capital Markets, LLC:

•                                          may not engage in any stabilization activity in connection with our securities; and

•                                          may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Transfer Agent

The transfer agent and registrar for our common shares in the United States is BNY Mellon Shareowner Services at its office in New York, New York. We intend to engage BNY Mellon Shareowner Services in New York, New York or such other warrant agent determined by us to act as the warrant agent for the purchaser warrants.

Quotation and Listing

Our common shares are quoted on NASDAQ under the symbol “HYGS” and are listed and posted for trading on the TSX under the symbol “HYG”.

CERTAIN INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of common shares and purchaser warrants that are acquired in this offering. Except where otherwise stated, this discussion only applies to “U.S. Holders” (as defined below) who hold common shares and purchaser warrants as “capital assets” within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that we are not a “controlled foreign corporation” for U.S. federal income tax purposes. This discussion is intended for general information only and does not discuss all of the tax consequences that may be relevant to the particular circumstances of a U.S. Holder. Furthermore, the discussion does not address special situations that may apply to particular U.S. Holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates, tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, dealers in securities, private foundations, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, partnerships or other pass-through entities, U.S. Holders who own (directly, indirectly or by attribution) 10 per cent or more of the total combined voting power of all classes of our stock entitled to vote, U.S. Holders whose “functional currency” is not the U.S. dollar, persons who hold common shares or purchaser warrants in connection with a “straddle”, “hedging”, “conversion” or other risk reduction transaction, and any U.S. Holder that owns or is deemed to own (either alone or with others that such U.S. Holder does not deal with at arm’s length) 25% or more of the issued shares of any class of our capital stock within 5 years of the disposition of units. This discussion does not address the tax consequences to U.S. Holders of common shares or purchaser warrants under any state, local, foreign and other tax laws and does not address any aspect of U.S. federal tax law other than income taxation. This discussion does not apply to holders who are not U.S. Holders.

The U.S. federal income tax consequences set forth below are based upon the Code, existing and proposed Treasury regulations promulgated thereunder, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof and all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No advance income tax ruling has been or will be sought or obtained from the IRS with respect to the tax consequences described below and, as a result, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in the summary.

As used herein, the term “U.S. Holder” means a beneficial owner of common shares or purchaser warrants that is for U.S. federal income tax purposes:

•                                          an individual who is a citizen or resident of the United States;

•                                          a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•                                          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                                          a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (b) the trust has validly made an election to be treated as a U.S. person under the applicable Treasury regulations.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the holder of common shares or purchaser warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the status and activities of the partnership. A holder of common shares or purchaser warrants that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of holding and disposing of common shares or purchaser warrants.

Prospective investors are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of common shares or purchaser warrants, including the tax consequences under any state, local, foreign and other tax laws.

Treatment of Units

Each unit consists of one common share, a fractional series A purchaser warrant, and a fractional series B purchaser warrant. Each common share and fractional purchaser warrant which comprises a unit will be treated as a separate instrument for U.S. federal income tax purposes. The amount paid for a unit must be allocated between the common share and the fractional purchaser warrants based on their respective fair market values at the time of issuance, and the initial tax basis of each will equal the amount so allocated. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for the units purchased in the offering. The holding period for the common shares and purchaser warrants will begin on the day after the date of acquisition.

Common Shares

Distributions

The gross amount of any distribution received by a U.S. Holder with respect to common shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such U.S. Holder, as a dividend, to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its common shares, causing a reduction in the adjusted basis of such common shares. Thereafter, to the extent that such distribution exceeds a U.S. Holder’s adjusted tax basis in its common shares, the distribution will be treated as gain from the sale or exchange of such common shares. We do not intend to calculate our earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal tax information reporting purposes. Provided that we are not treated as a passive foreign investment company, described below, we believe that we are considered to be a “qualified foreign corporation,” and therefore distributions, if any, to non-corporate U.S. Holders (including individuals) that are treated as dividends should qualify for a reduced rate of tax for dividends received on or before December 31, 2010. If we are a passive foreign investment company under the rules discussed below, distributions treated as dividends will be taxable at the higher ordinary income tax rates. Dividends on common shares will not be eligible for the dividends received deduction allowed to corporations under the Code.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, the U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a U.S. Holder will be treated as U.S.-source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit the amount of Canadian withholding tax imposed on dividends paid to such holder, subject to applicable limitations in the Code. For purposes of calculating the foreign tax credit, dividends paid on the common shares generally will be treated as income from foreign sources and generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized for the common shares and the U.S. Holder’s adjusted tax basis in the common shares. Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Purchaser Warrants

Exercise

A U.S. Holder may exercise purchaser warrants only in limited circumstances and for a limited period as described under “Description of Units—Purchaser Warrants.” A U.S. Holder generally will not recognize gain or loss on the exercise of a purchaser warrant and related receipt of a common share. A U.S. Holder’s initial tax basis in the common share received on the exercise of a purchaser warrant generally should be equal to the sum of (i) the U.S. Holder’s tax basis in such purchaser warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the purchaser warrant. A U.S. Holder’s holding period for the common share received on the exercise of a purchaser warrant generally should begin with and include the date that the purchaser warrant is exercised.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of a purchaser warrant in an amount equal to the difference between the amount realized for the purchaser warrant and the U.S. Holder’s adjusted tax basis in the purchaser warrant. Subject to the discussion below under “Passive Foreign Investment Company Rules,” the gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Lapse

Upon the lapse or expiration of a purchaser warrant, a U.S. Holder generally will recognize a loss in an amount equal to its adjusted tax basis in the purchaser warrant. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any such loss should be a capital loss. Deductions for capital losses are subject to complex limitations under the Code. Any capital loss recognized by a U.S. Holder generally will be treated as U.S.-source loss for U.S. foreign tax credit purposes.

Certain Adjustments to the Purchaser Warrants

The number of common shares issuable upon exercise of the purchaser warrants and/or the exercise price per common share may be adjusted in certain circumstances. See “Description of Units—Purchaser Warrants.” Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the purchaser warrants, or an adjustment to the exercise price of the purchaser warrants, may be treated as a constructive distribution to a U.S. Holder of the purchaser warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Any constructive distribution generally will be taxable as a distribution, as described above under “Common Shares—Distributions.” However, adjustments to the exercise price of the purchaser warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of purchaser warrants generally will not be considered to result in a constructive distribution to a U.S. Holder of purchaser warrants. U.S. Holders should carefully review the exercise price adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

Passive Foreign Investment Company Rules

Generally adverse U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties, certain gains from the sales of commodities, and gains from the disposition of passive assets.

We do not expect to be a PFIC for the current year or for subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond our control and because the principles and methodology for applying the PFIC tests are not entirely clear, there can be no assurance that we will not be a PFIC in the current or subsequent taxable years.

If we were a PFIC in any taxable year during a U.S. Holder’s holding period for common shares, the U.S. Holder generally would be subject to special rules with respect to “excess distributions” made by us on the common shares and with respect to gain from the sale, exchange or disposition of common shares or purchaser warrants. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S Holder in any taxable year over 125% of the average annual distributions the U.S. Holder has received from us during the shorter of the three preceding taxable years, or the U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the sale, exchange or disposition of the common shares or purchaser warrants ratably over its holding period for the common shares. The amounts allocated to the taxable year of the sale, exchange or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for the other taxable year, and an interest charge would be imposed on the amount allocated to the taxable year. These rules would apply to a U.S. Holder that held common shares or purchaser warrants during any year in which we were a PFIC, even if we were not a PFIC in the year in which the U.S. Holder sold common shares or purchaser warrants or received an excess distribution in respect of its common shares.

If we were a PFIC in any taxable year, then, provided certain requirements were met, a U.S. Holder might be able to make a mark-to-market election to alleviate certain of the tax consequences referred to above. A “qualified electing fund” election would not be available to U.S. Holders, because we do not intend to provide the necessary information to allow U.S. Holders to make such an election for any tax year in which we were a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences that would arise if we were treated as a PFIC for any year, including how the PFIC rules would apply to common shares acquired on exercise of the purchaser warrants, as well as the availability of any elections to mitigate the adverse tax consequences to a U.S. Holder if we were a PFIC.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of dividends on the common shares or the proceeds received on the sale, exchange, or other taxable disposition of common shares or purchaser warrants paid within the U.S. (and in certain cases, outside the U.S.) to U.S. Holders other than certain exempt recipients (such as corporations). In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends or interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the required information is provided to the IRS in a timely manner.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the purchase, ownership and disposition of the units. Each prospective investor should consult with its own tax advisor concerning the tax consequences with regard to its particular circumstances.

Canadian Federal Income Tax Considerations For United States Residents

The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our units acquired pursuant to this prospectus supplement by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us, and is not affiliated with us, (iii) holds our units as capital property, (iv) does not use or hold the units in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada, and (v) is not a registered “non-resident insurer” or “authorized foreign bank”, each within the meaning of the Tax Act, and (b) for the purposes of the Canada-United States Income Tax Convention (the “Convention”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Our units will generally be considered to be capital property to a holder unless such units are held in the course of carrying on a business of buying or selling securities, or in an adventure or concern in the nature of trade. Our units will generally not be capital property to holders that are “financial institutions” (as defined in the Tax Act). Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Shareholder” or “U.S. Shareholders”. This summary does not deal with special situations, such as the particular circumstances of traders or dealers, United States limited liability companies (which may be considered not to be a resident of the United States for the purposes of the Convention), tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (“Regulations”), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Convention and our understanding of the administrative practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our units must be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon, or such other rate of exchange as is acceptable to the Canadian Revenue Agency. This description of foreign exchange consequences does not apply to a U.S. Shareholder which is a corporation that has elected in prescribed form and manner and has otherwise met the requirement to use functional currency tax reporting as set out in the Tax Act and such U.S. Shareholders are advised to consult their own tax advisors in this regard.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Shareholder and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Shareholder or prospective U.S. Shareholder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

In determining the cost to a U.S. Shareholder of our common shares and purchaser warrants, such U.S. Shareholder will be required to allocate the price paid for our units among the common shares and purchaser warrants in accordance with the relative fair market value of the common shares and purchaser warrants on the date of purchase. We are of the view that the fair market value of the purchaser warrants is minimal. However, the Canada Revenue Agency is not bound by our determination on this matter. The cost for Canadian tax purposes to a U.S. Shareholder of a common share (and a particular purchaser warrant) must be averaged with the adjusted cost base of all other common shares (and purchaser warrants of the same series) held by a U.S. Shareholder as capital property at that time for purposes of calculating the adjusted cost base of such common shares (and purchaser warrants).

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a U.S. Shareholder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Shareholder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A U.S. Shareholder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares or purchaser warrants, unless the common shares or purchaser warrants, as the case may be, constitute “taxable Canadian property” of the U.S. Shareholder at the time of disposition and the U.S. Shareholder is not entitled to relief under the Convention. Provided our common shares are listed on a designated stock exchange (which includes the TSX and NASDAQ) at the time of the disposition, our common shares generally will not constitute taxable Canadian property of a U.S. Shareholder unless, at any time during the 60-month period immediately preceding the disposition, the U.S. Shareholder, persons with whom the U.S. Shareholder does not deal at arm’s length, or the U.S. Shareholder together with such persons owned, 25% or more of the issued shares of any series or class of our capital stock. If our common shares constitute taxable Canadian property to a particular U.S. Shareholder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. Provided our common shares are listed on a designated stock exchange at the time of the disposition, purchaser warrants of a particular series generally will not constitute taxable Canadian property of a U.S. Shareholder unless the U.S. Shareholder’s purchaser warrants of that Series are exercisable for or entitle the U.S. Shareholder to receive 25% or more of the issued shares of any series or class of our capital stock or unless at any time during the 60-month period immediately preceding the disposition, the U.S. Shareholder, persons with whom the U.S. Shareholder does not deal at arm’s length, or the U.S. Shareholder together with such persons, owned 25%

or more of the issued shares of any series or class of our capital stock. If our purchaser warrants constitute taxable Canadian property to a particular U.S. Shareholder, any capital gain arising on their disposition should be exempt from Canadian tax under the Convention. The consequences under the Tax Act of a disposition of the purchaser warrants may be materially different if the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the purchaser warrants and U.S. Shareholders should consult their own tax advisors in such circumstances.

As long as our common shares are listed at the time of their disposition on the TSX, NASDAQ or another “recognized stock exchange” (as defined in the Tax Act), a U.S. Shareholder who disposes of our common shares or purchaser warrants (unless the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the purchaser warrants) that are taxable Canadian property will not be required to satisfy the obligations imposed under Section 116 of the Tax Act. An exemption from such obligations may also be available in respect of their disposition if they are “treaty-protected property” (as defined in the Tax Act). The consequences under the Tax Act of a disposition of the purchaser warrants may be materially different if the U.S. Shareholder is entitled to receive property other than our common shares on exercise of the purchaser warrants and U.S. Shareholders should consult their own tax advisors in such circumstances.

Except in the event a purchaser warrant is cash settled, in whole or in part, upon exercise, or is exercised after the occurrence of a “fundamental transaction” (as such term is defined in the purchaser warrants) and the holder receives property other than our common shares, a U.S. Shareholder will not realize a gain or loss upon the exercise of a purchaser warrant. A U.S. Shareholder’s cost of any common shares acquired in connection with the exercise of purchaser warrants will be equal to the aggregate of such U.S. Shareholder’s adjusted cost base of the purchaser warrants exercised plus the exercise price paid for the common shares. The adjusted cost base of the common shares so acquired will be determined by averaging the cost of such common shares with the adjusted cost base (determined immediately before the acquisition of such common shares) of all other of our common shares held by such U.S. Shareholder at the time of acquisition.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents are also available through the Internet on SEDAR which can be accessed at www.sedar.com. Our common shares are quoted on NASDAQ and certain of our filings with the SEC are also available through The NASDAQ Stock Market, Inc. website at www.NASDAQ.com.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the securities commissions or similar authority in each of the provinces of Canada and filed with or furnished to the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are specifically incorporated by reference in this prospectus supplement:

(a)           the Annual Report on Form 20-F of Old Hydrogenics for the year ended December 31, 2008, excluding the financial statements and auditor’s report thereon;

(b)                                 Amendment No. 1 to the Annual Report on Form 20-F of Old Hydrogenics for the year ended December 31, 2008, including the revised financial statements and auditor’s report thereon;

(c)           the Annual Information Form of Old Hydrogenics dated March 24, 2009;

(d)           the revised consolidated financial statements of Old Hydrogenics as at and for the years ended December 31, 2008 and 2007, together with the auditors’ report thereon;

(e)                                  management’s discussion and analysis of financial condition and results of operations of Old Hydrogenics as at and for the years ended December 31, 2008 and 2007;

(f)            the management proxy circular dated March 24, 2009 in connection with Old Hydrogenics’ annual and special meeting of shareholders held on May 13, 2009;

(g)           the material change report of Old Hydrogenics dated June 15, 2009 in respect of the APIF Transaction;

(h)           the management proxy circular dated June 25, 2009 in connection with of Old Hydrogenics’ special meeting of shareholders held on July 27, 2009 in connection with the APIF Transaction (excluding all documents incorporated by reference therein, other than items (c) through (g) referenced above);

(i)            the material change report dated July 22, 2009 of Old Hydrogenics in respect of the termination of the manufacturing and supply agreement dated August 9, 2006 between Old Hydrogenics and American Power Conversion;

(j)            the unaudited comparative interim consolidated financial statements of Old Hydrogenics contained in the third quarter report to the shareholders of Old Hydrogenics as at and for the nine months ended September 30, 2009 and 2008;

(k)           management’s discussion and analysis of financial condition and results of operations of Old Hydrogenics as at September 30, 2009 and for the nine months ended September 30, 2009 and 2008;

(l)            the material change report dated October 27, 2009 in respect of completion of the APIF Transaction;

(m)          the material change report dated December 4, 2009, in respect of the secured credit facility entered into between Hydrogenics Europe N.V. and Dexia Bank S.A.; and

(n)           the business acquisition report dated January 10, 2010, in respect of the APIF Transaction.

Any documents of the types referred to in paragraphs (a) through (m) above and any interim financial statements, business acquisition reports or material change reports (excluding confidential material change reports) filed by us with the securities regulatory authorities in Canada or filed with or furnished to the SEC after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any report filed with or furnished to the SEC by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or submitted by us to the SEC pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and the registration statement of which this prospectus supplement forms a part, if and to the extent expressly provided in such report.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, no document of APUC filed by it with the securities regulatory authorities in Canada or filed with or furnished to the SEC on or after October 27, 2009 shall nor shall be deemed to be incorporated by reference into or constitute a part of this prospectus supplement, and we expressly disclaim any such incorporation by reference or inclusion.

Upon a new annual information form and new annual financial statements being filed with and, accepted by the applicable securities regulatory authorities during the currency of this prospectus supplement, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus supplement for purposes of future offers and sales of securities hereunder.

Each prospectus supplement filed will be incorporated by reference in this prospectus supplement. Each prospectus supplement will be deemed to be incorporated by reference in this prospectus supplement. Each prospectus supplement filed will be incorporated by reference into the prospectus accompanying this prospectus supplement for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the common shares and purchaser warrants to which the prospectus supplement pertains.

Information has been incorporated by reference in this prospectus supplement from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Lawrence E. Davis, Chief Financial Officer, at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8. Copies of documents that we have filed with the securities regulatory authorities in Canada may be obtained over the Internet on SEDAR at www.sedar.com.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.

LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

The following documents have been filed with the SEC as part of the registration statement of which this prospectus supplement and the accompanying prospectus form a part: the documents referred to under the heading “Documents Incorporated by Reference”; consent of PricewaterhouseCoopers LLP; and powers of attorney.

LEGAL MATTERS

Certain legal matters relating to the securities offered hereby will be passed upon on our behalf by Torys LLP. As of the date hereof, the lawyers with Torys LLP, directly or indirectly, in aggregate, own less than one percent of any of our securities.